News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Brian White
Interim Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

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Declares Dividend of $0.05 Per Share

BIRMINGHAM, Ala. (March 19, 2009) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the fourth quarter and 52-week fiscal year ended January 31, 2009. Net sales for the 13-week period ended January 31, 2009, decreased 2.5% to $164.0 million from net sales of $168.3 million in the year-earlier period. Comparable store sales for the fourth quarter decreased 5.3% when compared with the prior-year fourth quarter. Net income for the fourth quarter decreased to $11.4 million, or $0.74 per diluted share, compared with net income of $11.9 million, or $0.76 per diluted share, in the year-earlier period. Included in net income for the fourth quarter was a non-cash, after-tax impairment charge of $0.9 million, or $0.06 per diluted share, to reduce the asset carrying value of certain store locations and goodwill.

For the 52-week fiscal period ended January 31, 2009, net sales decreased 4.1% to $513.3 million from net sales of $535.1 million in the prior fiscal year. Comparable store sales decreased 7.2% when compared with the same period in the prior year. For the fiscal year ended January 31, 2009, the Company reported net income of $10.8 million, or $0.69 per diluted share, compared with net income of $16.5 million, or $1.01 per diluted share, for the prior fiscal year. Included in net income for the 52-week fiscal year ended January 31, 2009, was a non-cash, after-tax impairment charge of $0.9 million, or $0.06 per diluted share, to reduce the asset carrying value of certain store locations and goodwill.

Commenting on the results, Clyde B. Anderson, Chairman and Chief Executive Officer, said, "The fiscal year closed with an improvement in the negative sales trend we experienced in the third quarter. We remain focused on maintaining discipline in expense control, inventory management and the maintenance of a strong balance sheet as we navigate the challenging economic environment. Our continued efforts in this area have been successfully demonstrated by a $2.5 million reduction in inventory and a $12.5 million reduction in debt over the previous year."

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share. The quarterly dividend will be paid on April 16, 2009, to stockholders of record at the close of business on April 2, 2009.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 220 stores in 21 states and the District of Columbia. The Company operates under the trade names Books-A-Million, Books & Co. and Bookland. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

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BAMM Announces Fourth Quarter 2009 Results

March 19, 2009

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	Jan. 31, 2009	Feb. 2, 2008	Jan. 31, 2009	Feb. 2, 2008
NET SALES	$ 164,035	$ 168,312	$ 513,271	$ 535,128
Cost of sales (including warehouse, distribution and store occupancy costs)	110,786	113,309	361,934	376,580
GROSS PROFIT	53,249	55,003	151,337	158,548
Operating, selling and administrative expenses Depreciation and amortization	31,332 3,767	31,765 3,613	117,999 14,448	117,139 13,989
OPERATING INCOME Interest expense , net	18,150 299	19,625 606	18,890 1,920	27,420 1,346
INCOME BEFORE INCOME TAXES Income tax provision	17,851 6,407	19,019 7,153	16,970 6,161	26,074 9,552
NET INCOME	$ 11,444	$ 11,866	$ 10,809	$ 16,522

NET INCOME PER COMMON SHARE:
Basic: Net income	$ 0.75	$ 0.77	$ 0.71	$ 1.03
Weighted average shares outstanding	15,171	15,482	15,219	16,089
Diluted: Net income	$ 0.74	$ 0.76	$ 0.69	$ 1.01
Weighted average shares outstanding	15,410	15,673	15,609	16,302

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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